UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2024

BRC Inc.
(Exact name of registrant as specified in charter)

Delaware	001-41275	87-3277812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1144 S. 500 W
Salt Lake City, UT 84101
(Address of principal executive offices, including Zip Code)
(801) 874-1189
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	BRCC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On December 27, 2024 (the “Closing Date”), Authentic Brands LLC (“Authentic Brands”), a subsidiary of BRC Inc. (the “Company”), amended its ABL Credit Agreement (as defined below) with its existing lender to lower interest rates, revise financial covenants, and adjust collateral priorities. Additionally, it replaced its prior term loan by entering into a $40 million Term Loan Facility (as defined below), maturing in December 2029, with an optional $20 million expansion available under specified conditions. The agreements include leverage and liquidity requirements, structured repayment schedules, and restrictions on certain financial activities. Proceeds were used to retire existing debt, cover transaction costs, and support corporate operations. These changes aim to enhance financial flexibility and reduce borrowing costs.

Entry Into Credit Agreements and Financing Updates

On the Closing Date, Authentic Brands and certain subsidiaries of Authentic Brands entered into (i) that certain third amendment to credit agreement (the “ABL Credit Amendment”) with PNC Bank, National Association, as administrative agent and collateral agent (“PNC”), and the lenders from time to time party thereto, pursuant to which the lenders thereunder agreed to amend that certain Credit Agreement, dated as of August 10, 2023 (as amended previously and by the ABL Credit Amendment, the “ABL Credit Agreement”), by and among Authentic Brands, certain subsidiaries of Authentic Brands party thereto as “Borrowers” (collectively with Authentic Brands, the “ABL Borrowers”), and certain subsidiaries of Authentic Brands from time to time party thereto as “Guarantors” (the “ABL Guarantors”), the lenders party thereto and PNC, as administrative and collateral agent, and (ii) a Financing Agreement (the “Term Loan Financing Agreement” and together with the ABL Credit Agreement, the “Credit Agreements”), by and among Authentic Brands, certain subsidiaries of Authentic Brands party thereto as “Borrowers” (the “Term Loan Borrowers”), and certain subsidiaries of Authentic Brands from time to time party thereto as “Guarantors” (collectively with Authentic Brands, the “Term Loan Guarantors”), Blue Torch Finance LLC, as administrative agent and collateral agent, and the lenders from time to time party thereto, pursuant to which the lenders thereunder provided the Borrowers with senior secured term loans on the Closing Date in an aggregate principal amount of $40 million (the “Term Loan Facility”). The Term Loan Facility also includes an uncommitted accordion feature pursuant to which, under certain circumstances, including a maximum pro forma total net leverage ratio, the Term Loan Borrowers may, with the agreement of the lenders providing any such incremental loans, add one or more tranches of additional term loans in an aggregate principal amount not to exceed $20 million. The ABL Borrowers, the ABL Guarantors, the Term Loan Borrowers and the Term Loan Guarantors are referred to collectively herein as the “Credit Parties”.

The obligations under the ABL Credit Agreement are guaranteed by each ABL Borrower and each ABL Guarantor. The obligations under the ABL Credit Agreement are secured by a first priority lien on certain deposit accounts, cash and cash equivalents, credit card payments, accounts receivable, inventory and other related assets of the ABL Borrowers and the ABL Guarantors (the “ABL Priority Collateral”) and a second priority lien on substantially all of the other assets of the ABL Borrowers and the ABL Guarantors. The obligations under the Term Loan Credit Agreement are guaranteed by each Term Loan Borrower and each Term Loan Guarantor.  The obligations under the Term Loan Credit Agreement are secured by a second priority lien on the ABL Priority Collateral and a first priority lien on substantially all of the other assets of the Term Loan Borrowers and the Term Loan Guarantors.

Each Credit Agreement includes certain conditions to borrowings, representations and warranties, affirmative and negative covenants, and events of default customary for financings of their type and size. Each Credit Agreement requires the Credit Parties to maintain (i) a total net leverage ratio; (ii) a fixed charge coverage ratio; and (iii) minimum liquidity. The Credit Agreements also limit the Credit Parties’ ability to, among other things, incur additional indebtedness, create liens on any assets, pay dividends or make certain restricted payments, make certain investments, consummate certain asset sales, make certain payments on indebtedness, and merge, consolidate or engage in other fundamental changes.

On the Closing Date, the Credit Parties used the proceeds from the Term Loan Facility and approximately $12.8 million of borrowings under the ABL Facility (i) to retire the Credit Parties’ term loan credit facility with Whitehawk Capital Partners LP, (ii) to pay transaction fees, costs and expenses related to the Credit Agreements, and (iii) for other general corporate and working capital purposes.

ABL Credit Amendment

The ABL Credit Amendment amended the ABL Credit Agreement to, among other things, lower the block on the availability, revise and replace the financial covenants as described above and lower the interest rate accruing thereunder as described below.

Borrowings under the ABL Facility bear interest at a rate per annum of either (i) the Base Rate (as defined below) plus a margin ranging from 0.50% to 1.50% or (ii) term SOFR plus a margin ranging from 1.50% to 2.50%. “Base Rate” means, for any day, the base commercial lending rate of PNC as publicly announced to be in effect from time to time. The ABL Borrowers are also required to pay certain fees in connection with the ABL Credit Agreement, including an unused commitment fee based on the average daily unused portion of the ABL Facility, equal to 0.375% on an annual basis.

Term Loan Financing Agreement

The proceeds under the Term Loan Facility were used to replace the existing term loan facility of the Credit Facilities in order to, among other things, reduce the interest rate applicable to the term loan borrowings.  Borrowings under the Term Loan Facility bear interest at a rate per annum equal to either (i) a reference rate plus a margin ranging from 5.00% to 5.50% based on a total net leverage ratio threshold or (ii) term SOFR plus a margin ranging from 6.00% to 6.50% based on a total net leverage ratio threshold. The reference rate and term SOFR rate are subject to floors of 3.50% and 2.50%, respectively.

The Term Loan Facility requires the Term Loan Borrowers to make quarterly principal repayments in an aggregate principal amount equal to (i) 0.625% of the original aggregate principal amount of the Term Loan commencing with the fiscal quarter ending March 31, 2025 through the first anniversary of the Closing Date, (ii) 1.25% of the original aggregate principal amount of the term loans extended thereunder commencing with the fiscal quarter ending after the first anniversary of the Closing Date through the maturity date of the Term Loan Facility. The Term Loan Facility is also subject to customary mandatory prepayment provisions, including payments of proceeds from asset dispositions, casualty events, extraordinary receipts and a percentage of excess cash flow. The Term Loan Borrowers may voluntarily prepay amounts outstanding under the Term Loan Facility at any time, subject in certain cases to a prepayment premium.

The Term Loan Facility is scheduled to mature on December 27, 2029.

The foregoing summaries of the ABL Credit Amendment and the Term Loan Financing Agreement do not purport to be complete and are subject to, and qualified in their entirety by, reference to the full text of the ABL Credit Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference, and the full text of the Term Loan Financing Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligations under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits
Exhibits	Description
10.1
Third Amendment to Credit Agreement, dated as of December 27, 2024, by and among Authentic Brands LLC, certain subsidiaries of Authentic Brands LLC party thereto, the lenders party thereto from time to time and PNC Bank, National Association, as administrative and collateral agent

10.2
Financing Agreement, dated as of December 27, 2024, by and among Authentic Brands LLC, certain subsidiaries of Authentic Brands LLC party thereto, the lenders party thereto from time to time and Blue Torch Finance LLC, as administrative and collateral agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 31, 2024

BRC INC.

By:	/s/ Stephen Kadenacy
Name:	Stephen Kadenacy
Title:	Chief Financial Officer